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                                                                 Exhibit 4(b)(2)

                            AMENDMENTS TO BYLAWS OF
                         MANAGED CARE SOLUTIONS, INC.


          Pursuant to resolutions adopted by the Board of Directors of Managed Care Solutions, Inc., a Delaware corporation (the "Corporation"), the following amendments to the Corporation's Bylaws became effective March 1, 1996:

     (a) The first sentence of Article III, Section 1 of the Bylaws is amended to read as follows:

          "The number of directors constituting the whole board shall be eight."

     (b) Article III, Section 2 of the Bylaws is hereby amended to read in its entirety as follows:

          Section 2. Vacancies. Except as otherwise required by law or by the certificate of incorporation, any vacancy on the board of directors, including a newly-created directorship, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Notwithstanding the foregoing, if any of the directors of the corporation in office (i) immediately following the distribution to stockholders of the corporation on a share-for-share basis of all of the outstanding shares of Medicus Systems Software, Inc. (the "Distribution"), and (ii) prior to the mergers of wholly-owed subsidiaries of the corporation into Managed Care Solutions, Inc., Ventana Health Systems, Inc. and Arizona Health Concepts, Inc. (the "Mergers"), shall cease for any reason to serve as a director of the corporation at any time prior to the next annual meeting of stockholders of the corporation following the effective date of the Mergers, then the resulting vacancy shall be filled by a majority of the directors referred to in this sentence then serving as directors. If there are no directors in office, then an election of directors may be held in the manner provided by law.

     (c)  Article V of the Bylaws is hereby amended by adding the following
Section 14:

          Section 14. Vice Chairman. The Vice Chairman, in the absence of the Chairman, shall preside at all meetings of stockholders and directors, and shall possess the same power as the Chairman to sign all certificates, bonds, mortgages, contracts and other instruments of the corporation which may be authorized by the Board of Directors. During the absence or disability of the Chairman, he shall exercise all the power and discharge all the duties of the Chairman and shall perform all such other duties as are incident to his office or are properly required of him by the Board of Directors.

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